Oasis Petroleum Inc. Provides Return of Capital Plan, Announces Preliminary 2021 Results, and Issues 2022 Outlook
Oasis Remains Committed to Capital Discipline, Low Reinvestment Rates, and High Return of Capital to Shareholders
HOUSTON, Feb. 9, 2022—Oasis Petroleum Inc. (NASDAQ: OAS) (“Oasis” or the “Company”) today provided its return of capital plan, announced preliminary 2021 results, and issued its 2022 outlook. Oasis’ return of capital plan remains true to the Company’s strategic goals, which include exercising capital discipline and delivering both return on, and of, capital to shareholders. Oasis is committed to returning $280MM of capital to shareholders over the next year ($70MM per quarter) through an increase to the aggregate base dividend from $40MM to $45MM per year, variable dividends, and incremental share repurchases.
Oasis repurchased 680,235 shares during 4Q21 for $85.4MM, completing the prior $100MM repurchase program. With the lower share count, the board of directors of Oasis has increased the quarterly base dividend 17% to $0.585 per share for 4Q21 for shareholders of record as of February 21, 2022, payable on March 4, 2022. The aggregate base dividend is expected to remain at $11.3MM per quarter in 2022, and any additional share repurchases will be accretive to dividends per share.
“Capital discipline and shareholder returns are central tenants of our strategy,” said Danny Brown, Oasis’ Chief Executive Officer. “Given our high quality assets with low breakeven pricing, and very strong financial position, this fixed-dollar program demonstrates our commitment to shareholder returns while retaining flexibility to participate in industry consolidation or fund organic growth opportunities should prices and conditions warrant. Oasis returned over $210MM of capital to shareholders in 2021 and the new program builds on that strong foundation with an approximate 33% year-over-year increase.”
Oasis expects to return capital proportionately each quarter through 2022. After the end of each quarter, including after 4Q21, Oasis expects to announce a variable dividend based on $70MM minus cash utilized to pay the base dividend and to repurchase shares during the prior quarter.
The Oasis board of directors has authorized a new $150MM share repurchase program, which replaces the $100MM historical program that was fully utilized in 2021. The new share repurchase program will be in place until the end of 2022 and is expected to be upsized if fully utilized.
Preliminary 4Q21 Financial and Operational Results
Oasis is providing select preliminary unaudited financial results and operational updates for 4Q21:
•Produced 68.8 MBoepd in 4Q21 with oil volumes of 44.4 Mbopd, within the Company’s guidance range;
•E&P CapEx was between $44MM and $48MM in 4Q21, 29% below guidance. Oasis’ FY21 CapEx was between $168MM and $172MM, down 10% from the October update and 24% from the guidance adjusting for A&D activity;
•Generated significant free cash flow during 4Q21. As of 12/31/21, Oasis had approximately $172MM of cash, $400MM of long-term debt and no amounts drawn on its $900MM borrowing base ($450MM of elected commitments);
•Received $19MM distribution from OMP in November 2021;
•Pro forma net debt of approximately $68MM as of 12/31/21, including the $160MM received on 2/1/22 for the OMP merger with Crestwood;
•In 4Q21, Oasis amended certain transactions with hedge counterparties to modify the 2022 swap price from $50/bbl WTI to $70/bbl WTI for hedges totaling 19Mbopd. The amount paid for modification of these hedges totaled $138.5MM;

E&P Metric[1]	Preliminary 4Q21	4Q21 Guidance
Production (Mbbl/d)	44.4	44.0 - 46.0
Production (MBoe/d)	68.8	68.5 - 71.5
Differential to NYMEX WTI ($ per Bbl)[2]	$0.23-$0.33	$0.50 - $1.00
Natural gas realization ($/Mcf over NYMEX)[2] - prior non-GAAP presentation	$2.40-$2.50	$1.00 - $1.25
E&P LOE ($ per Boe)	$9.05-$9.15	$9.25 - $9.75
E&P GPT ($ per Boe)[3] - prior non-GAAP presentation	$3.35-$3.45	$3.75 - $4.25
E&P Cash G&A ($MM)[4]	$10.2-$10.4	$9.2 - $9.8
Production taxes (as a % of oil & gas revenue)	6.3%-6.4%	7.3% - 7.8%
E&P & Other CapEx ($MM)[5]	$45.0-$47.0	$60 - $70
Cash interest ($MM)	$6.9-$7.1	$7.0 - $7.5
Cash taxes ($MM)	$0	$0
(1)Further detail can be found within the appendix of the Company's investor presentation on our website at www.oasispetroleum.com. During 2021, Oasis adjusted downwards GPT and natural gas revenue (which resulted in lower natural gas realizations) in its non-GAAP presentation to reflect gathering and processing charges incurred in Wild Basin through OMP in a manner that was more in line with peers (noted in table as “prior non-GAAP presentation”). Due to the sale of OMP, this adjustment will no longer be made to non-GAAP going forward in 2022, resulting in higher natural gas revenue and higher GPT costs. These adjustments will not impact overall profit margins.
(2)NYMEX WTI was $76.61/bbl and NYMEX Henry Hub was $4.73/MMBtu in 4Q21. Natural gas revenue is reduced by the midstream impact on gas ($10.1MM-$10.3MM) to calculate realized gas price ($7.13-$7.23/Mcf). Production taxes are calculated using gas revenues adjusted for midstream impact.
(3)Excludes effect of non-cash valuation charges on pipeline imbalances and benefits from midstream segment for crude oil gathering and transportation services.
(4)Preliminary 4Q21 excludes non-recurring items related to the Crestwood transaction. Adjusting for these items, E&P Cash G&A would have been $9.2MM to $9.4MM.
(5)Includes well services and administrative capital and excludes capitalized interest.
Mr. Brown continued, “Preliminary fourth quarter results demonstrate our commitment to cost control and return of capital to shareholders. Capital expenditures and expenses were favorable to expectations while delivering volumes inside of guidance with strong price realizations.”
Oasis ran two rigs and completed twelve wells in Indian Hills during 4Q21. During 2021, Oasis completed 23 gross operated wells in the Williston Basin vs. prior expectations of 23-25.
Oasis has prepared the preliminary financial data presented in this press release based on the most current information available to management. The Company's normal financial reporting processes with respect to the preliminary financial data have not been fully completed. As a result, the Company's actual financial results could be different from this preliminary financial data, and any differences could be material. The preceding disclosures concerning 4Q21 are the Company's preliminary estimates.
2022 Outlook
Oasis is providing preliminary 2022 guidance. Oasis constructed its 2022 plan to focus on capital efficiency and cash flow generation. Oasis expects to generate over $500MM of free cash flow in 2022 at $70/bbl WTI and $3.50/MMBtu NYMEX gas, including the impact of derivatives but excluding dividends. The 2022 reinvestment rate is expected to be at or below 40% using the same pricing. Highlights of the 2022 plan include:
•2022 EBITDA of ~$860MM with free cash flow over $500MM at $70/bbl WTI and $3.50/MMBtu NYMEX gas at the midpoint of guidance;
•2022 E&P CapEx is expected to total approximately $295MM;
•The Company expects approximately 85% of its E&P and Other CapEx to be invested in drilling and completions activities. Approximately 25% of wells completed in 2022 are expected to be 3-mile laterals;
•Oasis plans to complete 40 to 42 gross operated wells with an average working interest of approximately 72%. The original 2022 program included approximately 50 gross operated wells. In order to optimize completion efficiency, and promote safe operations, Oasis is now planning to complete nine gross operated wells in late 1Q22 and expects to complete the remaining wells with a committed crew starting in June;
•Annual distribution from 21MM CEQP units held at OAS of ~$54.4MM in 2022;

•Continued focus on ESG and Sustainability with Oasis planning to enhance its program and transparency in 2022. The 2021 inaugural sustainability report and ESG-focused investor presentation can be found on the Company's website at www.oasispetroleum.com.

E&P Metric[1]	1Q22 Guidance	2022 Guidance
Production (Mbbl/d)	42.5 – 43.5	42.0 – 45.0
Production (MBoe/d)	66.5 – 67.5	65.0 – 70.0
Differential to NYMEX WTI ($ per Bbl)	$0.50 - $1.50	$0.50 - $1.50
Natural gas realization ($ over NYMEX)	$2.35 - $2.60	$2.35 - $2.60
Natural gas realization ($ over NYMEX) - prior non-GAAP methodology	$1.55 - $1.80	$1.55 - $1.80
E&P LOE ($ per Boe)	$10.40 - $11.40	$10.40 - $11.40
E&P GPT ($ per Boe)[2]	$5.50 - $5.80	$5.50 - $5.80
E&P GPT ($ per Boe)[2] - prior non-GAAP methodology	$3.75 - $4.10	$3.75 - $4.10
E&P Cash G&A ($MM)[3]	$11.5 - $12.5	$45 - $47
Production taxes (as a % of oil & gas revenue)	7.0% - 7.3%	7.0% - 7.3%
E&P & Other CapEx ($MM)[4]	$75 - $85	$295
Cash interest ($MM)	$6.9 - $7.1	$27.9 - $28.1
Cash taxes ($MM)[5]	$0	$10 - $20
(1)Further detail can be found within the appendix of the Company's investor presentation on our website at www.oasispetroleum.com. During 2021, Oasis adjusted downwards GPT and natural gas revenue (which resulted in lower natural gas realizations) to reflect gathering and processing charges incurred in Wild Basin through OMP in a manner that was more in line with peers (noted in table as “prior methodology”). Due to the sale of OMP, this adjustment will no longer be made going forward in 2022, resulting in higher natural gas revenue and higher GPT costs. These adjustments will not impact overall profit margins.
(2)Excludes effect of non-cash valuation charges on pipeline imbalances and benefits from midstream segment for crude oil gathering and transportation services.
(3)E&P Cash G&A represents general and administrative expenses less non-cash equity-based compensation expenses and other non-cash charges included in the Company's exploration and production segment. Guidance excludes expenses related to the Crestwood transaction and other nonrecurring items. Oasis Cash G&A is expected to increase year over year due to losing synergies from owning OMP and general inflation.
(4)Other CapEx includes administrative capital and excludes capitalized interest.
(5)Assumes price range of $70/bbl WTI to $80/bbl WTI for crude oil and $3.50/mmBtu NYMEX Henry Hub for gas.
Hedging Activity
As of February 9, 2022, the Company had the following outstanding commodity derivative contracts, which settle monthly and are priced off of WTI for crude oil and NYMEX Henry Hub for natural gas:

	1H22	2H22	1H23	2H23

Crude Oil (volume in MBopd)
Fixed Price Swaps
Volume	19.0	19.0	14.0	14.0
Price ($ per Bbl)	$70.00	$70.00	$50.00	$50.00
Two-Way Collars
Volume	15.0	12.0	12.0	12.0
Floor ($ per Bbl)	$49.00	$50.00	$45.00	$45.00
Ceiling ($ per Bbl)	$66.28	$66.90	$64.88	$64.88
Total Crude Oil Volume	34.0	31.0	26.0	26.0

Natural Gas (Volume in MMBtu/d)
Fixed Price Swaps
Volume	30,000
Price ($ per Btu)	$2.82
Total Natural Gas Volume	30,000

During 4Q21, Oasis had cash derivative settlements of negative $110.1MM, and Oasis amended certain transactions with hedge counterparties to modify the 2022 swap price from $50/bbl WTI to $70/bbl WTI for hedges totaling 19Mbopd. The amount paid for modification of these hedges totaled $138.5MM. The December 2021 derivative contracts settled at a net loss of $27.5MM paid in January 2022 and will be included in the Company's 1Q22 derivative settlements.
Net Proved Reserves
The Company's estimated net proved reserves and related PV-10 at December 31, 2021 ("YE21") are based on reports prepared by DeGolyer and MacNaughton, independent reserve engineers. In preparing its reports, DeGolyer and MacNaughton evaluated properties representing all of the Company's PV-10 at YE21 in accordance with rules and regulations of the Securities and Exchange Commission applicable to companies involved in crude oil and natural gas producing activities. The following reserve information does not give any effect to or reflect Oasis's commodity hedges and utilizes an average NYMEX WTI crude oil price of $66.55 per barrel and an average natural gas price of $3.64 per MMBtu. These prices were adjusted by lease for quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the wellhead. All of the Company's estimated proved undeveloped reserves at YE21 are expected to be developed within five years. Oasis's estimated net proved crude oil and natural gas reserves at YE21 were 250.9 million barrels of oil equivalents ("MMBoe") and consisted of 174.3 million barrels of crude oil and 459.3 billion cubic feet of natural gas. The table below summarizes the Company's estimated net proved reserves and related PV-10 at YE21:

	December 31, 2021
	Net Estimated Reserves (MMBoe)	PV-10 (in millions)

Proved Developed	174.4	$2,474.5
Proved Undeveloped	76.5	$640.9
Total Proved	250.9	$3,115.4
PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effect of income taxes on discounted future net cash flows. The reserves and PV-10 numbers presented above assume no ownership of OMP assets.

Conference Call
Oasis plans a conference call February 10, 2022 at 9:00 a.m. Central Time to discuss preliminary 2021 financial and operational results, the 2022 outlook, and the new return of capital program.

Investors, analysts and other interested parties are invited to listen to the webcast:
Date:    Thursday, February 10, 2022
Time:    9:00 a.m. Central Time
Live Webcast:     https://www.webcaster4.com/Webcast/Page/1052/44371

Sell-side analysts wishing to ask a question may use the following dial-in:
Dial-in:    888-317-6003
Intl. Dial-in:    412-317-6061
Conference ID:     7330079
Website:    www.oasispetroleum.com

A recording of the conference call will be available beginning at 1:00 p.m. Central Time on the day of the call and will be available until Thursday, February 17, 2022 by dialing:
Replay dial-in:    877-344-7529
Intl. replay:    412-317-0088
Replay access:     7693382

The call will also be available for replay for approximately 30 days at www.oasispetroleum.com.

Additionally, Oasis plans to participate in the following energy conferences and investor events:

February 28:     Credit Suisse 27th Annual Energy Summit
March 1:     Morgan Stanley Energy Conference
March 22:     Piper Sandler 22nd Annual Energy Conference
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company's drilling program, production, derivative instruments, capital expenditure levels and other guidance included in this press release, as well as the impact of the novel coronavirus 2019 ("COVID-19") pandemic on the Company's operations. These statements are based on certain assumptions made by the Company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include, but are not limited to, risks that the proposed transaction may not be consummated or the benefits contemplated therefrom may not be realized, the ability to obtain requisite regulatory and unitholder approval and the satisfaction of the other conditions to the consummation of the proposed transaction, the ability of Crestwood to successfully integrate OMP's operations and employees and realize anticipated synergies and cost savings, the potential impact of the announcement or consummation of the proposed transaction on relationships, including with employees, suppliers, customers, competitors and credit rating agencies, changes in crude oil and natural gas prices, developments in the global economy, particularly the public health crisis related to the COVID-19 pandemic and the adverse impact thereof on demand for crude oil and natural gas, the outcome of government policies and actions, including actions taken to address the COVID-19 pandemic and to maintain the functioning of national and global economies and markets, the impact of Company actions to protect the health and safety of employees, vendors, customers, and communities, weather and environmental conditions, the timing of planned capital expenditures, availability of acquisitions, the ability to realize the anticipated benefits from the Williston Basin acquisition and Permian Basin divestitures, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company's ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company's business and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the U.S. Securities and

Exchange Commission. Additionally, the unprecedented nature of the COVID-19 pandemic and the related decline of the oil and gas exploration and production industry may make it particularly difficult to identify risks or predict the degree to which identified risks will impact the Company's business and financial condition. Because considerable uncertainty exists with respect to the future pace and extent of a global economic recovery from the effects of the COVID-19 pandemic, the Company cannot predict whether or when crude oil production and economic activities will return to normalized levels.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
About Oasis Petroleum Inc.
Oasis Petroleum Inc. is an independent exploration and production company with quality and sustainable long-lived assets in the Williston Basin. The Company is uniquely positioned with a best-in-class balance sheet and is focused on rigorous capital discipline and generating free cash flow by operating efficiently, safely and responsibly to develop its unconventional onshore oil-rich resources in the continental United States. For more information, please visit the Company's website at www.oasispetroleum.com.
CONTACT:
Oasis Petroleum Inc.
Danny Brown, Chief Executive Officer
Michael H. Lou, Chief Financial Officer and Executive Vice President
Bob Bakanauskas, Director, Investor Relations
(281) 404-9600
ir@oasispetroleum.com